Exhibit 4.6

FORM OF WARRANT AGREEMENT

This Agreement is made as of                                  between Matrix Service Company, a Delaware corporation (the “Company”), and [                                        ], (the “Warrant Agent”).

WITNESSETH:

WHEREAS, the Company proposes to issue one or more series of Warrants pursuant to, and subject to the terms and provisions of, this Agreement (the “Warrants”) to purchase Warrant Shares (as this and other capitalized terms used herein are defined in Section 1).; and

WHEREAS, the Company has entered into this Agreement to provide for (i) the appointment of a Warrant Agent, (ii) the countersignature of the Warrants by the Warrant Agent, (iii) the authorization and establishment of the terms and provisions of each series of Warrants, and (iv) the execution, issuance, registration, delivery, transfer and exchange of the certificates evidencing the Warrants (the “Warrant Certificates”).

NOW, THEREFORE, in order to declare the terms and conditions upon which the Warrants are and are to be authenticated, issued and delivered, and in consideration of the premises, of the purchase and acceptance of the Warrants by the holders thereof, the Company covenants and agrees with the Warrant Agent, for the benefit of the respective holders from time to time of the Warrants, as follows:

SECTION 1. Definitions. (a) The terms defined in this Section (except as in this Agreement otherwise expressly provided or unless the context otherwise requires) for all purposes of this Agreement and any Warrant Certificate shall have the respective meanings specified in this Section.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities (other than securities having such voting rights only by reason of the occurrence of a contingency which has not occurred), by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee may request and may conclusively rely upon an Officers’ Certificate to determine whether any Person is an Affiliate of any specified Person.

“Authorized Officer” shall mean the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer or any other officer or agent of the Company duly authorized by the Board of Directors to act in respect of matters relating to this Agreement.

“Affected Warrant” shall mean any Warrant affected by the anti-dilution provisions of Section 13 hereof.

“Board of Directors” or “Board” shall mean the Board of Directors of the Company, or any duly authorized committee of such Board.

“Board Resolution” shall mean a copy of a resolution adopted by the Board of Directors establishing the terms and provisions of a series of Preferred Stock, a series of debt issuable under the Senior Note Indenrute or a series of debt issuable under the Subordinated Note Indenture, in each case certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Day” shall mean, with respect to any Warrant, (a) any Saturday or Sunday, and (b) any other day (i) in the State of New York, and (ii) in the State in which the Principal Office of the Warrant Agent is located, that is not a day on which banking institutions in such States are authorized or required by law or regulation to close.

“Call Date” shall mean the time and date after which the Warrants that have been called for redemption pursuant to Section 8 hereof shall no longer be exerciseable and shall become null and void other than for the right to receive the redemption price therefor from the Company,

“Commission” shall mean the Securities and Exchange Commission, as from time to time constituted and created under the Securities Exchange Act of 1934, as amended.

“Common Stock” shall mean the common stock of the Company, $0.01 par value per share.

“Company Securities” shall mean the Common Stock and each series (i) of debt of the Company issued under the Senior Note Indenture, (ii) of debt of the Company issued under the Subordinated Note Indenture, and (iii) of Preferred Stock established by the Board pursuant to a Board Resolution, that in each case are Warrant Shares issuable upon the exercise of a series of Warrants issued pursuant to this Agreement.

“Debt Securities” shall mean indebtedness of the Company issuable (i) upon the exercise of a Warrant, and (ii) pursuant to either a Senior Note Indenture or a Subordinated Note Indenture filed as Exhibits to the Company’s Registration Statement on Form S-3 (File No. 333-117077) (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of such Debt Securities and of shares of the Company’s Common Stock, $0.01 par value, and Preferred Stock, $0.01 par value.

“Dollar” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for the payment of public and private debts.

“Exercise Date” shall mean, with respect to each series of Warrants issued under the Warrant Agreement, the time and date upon which such series first becomes exercisable.

“Exercise Period” shall mean the period commencing from and including the Exercise Date through and including the Expiration Date.

“Expiration Date” shall mean, other than the Call Date established in connection with a redemption of the Warrants pursuant to the Company’s right to redeem as provided in Section      hereof, with respect to each series of Warrants issued under the Warrant Agreement, the time and date set forth in the Board Resolution establishing such series as the time and date after which the Warrants of such series shall no longer be exercisable and shall become null and void and of no further force or effect.

“Exercise Price” shall mean, with respect to each series of Warrants issued under the Warrant Agreement, the purchase price payable to acquire the Warrant Shares issuable upon the exercise of such Warrant, as the same may from time to time be adjusted as provided in Section 13 hereof.

“Market Value” shall mean, as of the date of any determination thereof, the closing price of a share of Common Stock on the the principal exchange on which the Common Stock is listed so long as such principal exchange is either (i) the NASDAQ National Market System, (ii) the NASDAQ SmallCap Market, (ii) the New York Stock Exchange, or (iv) the American Stock Exchange; provided that, for purposes of satisfying the 45 consecutive trading days requirement that is a precondition to the right of the Company to call for redemption any Warrants to purchase the Company’s Common Stock, if there have been no sales on such principal exchange on any day then, for purposes of satisfying not more than five (5) of such 45 trading days, the Company may use the average of the highest bid and lowest asked prices on any of such five (5) days by reference to the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any Governmental Authority.

“Preferred Stock” shall mean a series of preferred stock of the Company authorized pursuant to a Board Resolution and issuable upon the exercise of a Warrant.

“Principal Office” means the office of the Warrant Agent where it performs its duties as Warrant Agent hereunder, which initially shall be the place identified in Section      hereof.

“Responsible Officer” when used with respect to the Warrant Agent, means any vice president, any assistant vice president or any other officer associated with the performance by the Warrrant Agent of its duties hereunder.

“series” means a series of Warrants or the Warrants of a series established pursuant to this Agreement.

“Warrants” shall mean as such term is defined in the first WHEREAS clause hereof.

“Warrant Certificates” shall mean as such term is defined in the second WHEREAS hereof.

“Warrantholder”, “holder”, “holder of Warrants” or “registered holder” shall mean the person or persons in whose name or names a particular Warrant shall be registered on the books of the Warrant Agent kept for that purpose in accordance with the terms of this Agreement.

“Warrant Shares” shall mean the Company Securities issuable upon the exercise of a Warrant upon the terms and conditions set forth in the Board Resolution establishing the series of such Warrants. Warrant Shares may be issued separately or as a unit with one or more of the other Company Securities; provided that, if issued as a unit, separate Warrant Certificates shall be issued evidencing the right to purchase each of Company Securities comprising such unit.

(b) With reference to this Agreement and each Warrant, unless otherwise specified herein or in a Warrant Certificate:

(i)	The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(ii)	Unless the context requires otherwise, (A) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (C) the words “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to such document in its entirety and not to any particular provision thereof, (D) all references in a document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the document in which such references appear, and (E) any reference to any law (whether by reference to “laws” generally or to a specified law) shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(c) In the computation of periods of time with reference to a specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” the word “after “means “excluding” the referenced date, and the and the word “through” means “to and including the referenced date.”

(d) Section headings herein and in any Warrant Certificate are included for convenience of reference only and shall not affect the interpretation of this Agreement or such Warrant Certificate.

SECTION 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such additional or substitute Warrant Agents as it may deem necessary or desirable.

SECTION 3. Warrants Generally. (a) The Warrants may be issued from time to time in one or more series and the aggregate number of Warrants which may be issued pursuant to this Agreement is unlimited. All Warrants of any one series shall be substantially identical except as to denomination.

(b) Each series of Warrants shall be authorized by a Board Resolution which shall specify and establish the terms of such series, which may include the following: (i) the title of the Warrants; (ii) the aggregate number of Warrants of such series; (iii) the price or prices at which the Warrants will be initially issued by the Company; (iv) the designation, amount, and terms of the Warrant Shares purchasable upon exercise of the warrants; (v) if a Warrant is issued together as a unit with one or more Warrants to purchase other Company Securities constituting the Warrant Shares and the date on and after which the Warrants comprising the unit will be separately transferable; (vi) the Exercise Price for each Warrant (which shall be the same for all Warrants of the same series); (vii) the Exercise Date and Expiration Date of each Warrant (which shall be the same for all Warrants of the same series) (viii) information with respect to book-entry procedures, if any; (ix) any provisions for adjustment of the Exercise Price of the Warrants and/or for adjustment in the number or dollar amount of Warrant Shares receivable upon exercise of the Warrants; (x) in the case of Warrants to purchase Preferred Stock, the designation of the series of such Preferred Stock and the liquidation, dividend, conversion and voting rights of such series; (xi) the name of the Warrant Agent (which may be the Company); (xii) in the case of Warrants to purchase Common Stock only, whether or not the Warrants are redeemable at the option of the Company and, if redeemable, the terms and conditions pertaining to such redemption, (xiii) a discussion of any material federal income tax considerations; (xiv) the currency or currencies, including composite currencies, in which payment of the Exercise Price of the Warrants shall be payable, if other than Dollars; (xv) in the case of Warrants to purchase a series of debt securities, whether or not such debt securities are subordinated to “Senior Debt” of the Company; and, if subordinated, a description of what constitutes “Senior Debt:, any restrictions imposed upon payment of the subordinated debt, the interest rate and payment terms of the subordinated debt, the Exercise Price of the Warrants and the principal amount of such subordinated debt that may be purchased upon the exercise of the Warrants upon payment of the Exercise Price; and (xvi) any other material terms of the Warrants, including terms, procedures, and limitations relating to the Warrants if different from those contained in this Agreement.

(c) The Board Resolution establishing a series of Warrants shall also establish the authorized denominations of any Warrant Certificates and the authorized denominations of the Warrant Shares issuable upon the exercise of each Warrant. Unless otherwise provided in the Board Resolution establishing a series of Warrants,

(i)	the authorized denominations of Warrant Certificates shall be as set forth in the Board Resolution,

(ii)	the authorized denomination of Common Stock issuable upon the exercise of a Warrant to purchase Common Stock shall be one share of Common Stock per one Warrant.

(iii)	the authorized denomination of a share of a series of Prefered Stock issuable upon the exercise of a Warrant to purchase such series of Preferred Stock shall be one share of such series of Preferred Stock per one Warrant.

(iv)	the authorized denomination of a series of Debt Securities issuable upon the exercise of a Warrant to purchase a series of such Debt Securities shall be as set forth in the Board Resolution establishing such series of Warrants.

SECTION 4. Form of Warrant Certificates. The Warrant Certificates (including the Form of Exercise attached thereto used to exercise the Warrants and the Form of Assignment attached thereto used to transfer the Warrants to another person) shall be in registered form only and shall be in substantially the form set forth as Exhibit A (Warrant to Purchase Common Stock), Exhibit B (Warrant to Purchase a series of Preferred Stock), Exhibit C (Warrant to Purchase a series of Senior Debt) and Exhibit D (Warrant to Purchase a series of Subordinated Debt). The Warrant Certificates shall be printed, lithographed or engraved and may have such letters, numbers of other marks identifying and distinguishing each series of Warrants from another series of Warrants.

The Warrant Certificates will also have such legends, summaries or endorsements as are not inconsistent with the terms of this Agreement as the Company may deem appropriate (i) to satisfy the requirements of Section 2 above, (ii) to comply with any law, (iii) to comply with any rule or regulation of any stock exchange on which the Warrants and/or the Warrant Shares may from time to time be listed, or (iv) to conform to general usage. Each Warrant Certificate shall state on its face the name of the registered holder thereof, the number of Warrants evidenced by the Warrant Certificate, the date of issuance of the Warrant Certificate by the Warrant Agent, whether upon initial issuance or upon a subsequent transfer or exchange, and, subject to adjustments due to events occuring after the date of issuance of the Warrant Certificate, the Exercise Price per Warrant and the Warrant Share issuable upon the exercise of each Warrant.

SECTION 5. Issuance of Warrant Certificates; Countersignature and Registration.

(a) Except as otherwise provided in this Agreement, Warrant Certificates not to exceed in the aggregate the number of Warrants set forth in the Board Resolution establishing a series of Warrants may be executed by the Company and delivered to the Warrant Agent for authentication, and the Warrant Agent shall thereupon authenticate and deliver such Warrant Certificates to or upon the written order of the Company signed by any two of its Authorized Officers, without further action by the Company hereunder.

(b) The Warrant Certificates shall be executed on behalf of the Company by facsimile signature. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any Authorized Officer of the Company who shall have signed any Warrant Certificate shall cease to be an Authorized Officer of the Company before countersignature by a Warrant Agent and the issuance and delivery of the Warrant Certificate by the Company, such Warrant Certificate may, nevertheless, be countersigned by the Warrant Agent, and issued and delivered with the same force and effect as though the person who signed such Warrant Certificate on behalf of the Company had not ceased to be an Authorized Officer of the Company. Any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be an Authorized Officer of the Company, to sign such Warrant Certificate although at the date of the execution of this Agreement such person was not an Authorized Officer. Upon countersignature by the Warrant Agent and delivery, the Warrant Certificate shall be valid and binding upon the Company, and the holder thereof shall be entitled to all the benefits of this Agreement.

(c) The Warrant Agent shall keep or cause to be kept at its Principal Office books for registration and the registration of transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of Warrants evidenced on the face of each Warrant Certificate, and the date of each Warrant Certificate.

SECTION 6. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates.

(a) Subject to:

(i)	the provisions of this Agreement relating to the absence of fractional Warrants and fractional Warrant Shares;

(ii)	the satisfaction of any restrictions on transferability that may appear on a Warrant Certificate in accordance with the terms hereof;

(iii)	the delivery to the Warrant Agent of proof reasonably satisfactory to the Warrant Agent with respect to the identity of the registered holder of the Warrant Certificate and the genuineness and effectiveness of any signature on any surrendered Warrant Certificate; and

(iv)	payment to the Warrant Agent of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates, then any Warrant Certificate, with or without other Warrant Certificates, may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates of authorized denominations representing in the aggregate a like number of Warrants.

(b) Any registered holder desiring to register the transfer of, or to split up, combine or exchange, any Warrant Certificate may do so by making such request in writing delivered to the Warrant Agent, and surrendering such Warrant Certificate or Warrant Certificates to the Warrant Agent at its Principal Office. Thereupon, the Warrant Agent shall, subject to the satisfaction of the foregoing conditions, countersign and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates of authorized denominations as so requested by the registered holder.

(c) Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and such Warrant Agent of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor for the same number of Warrants to such Warrant Agent for delivery to the registered owner in lieu of the Warrant Certificates so lost, stolen, destroyed or mutilated.

SECTION 7. Subsequent Issue of Warrant Certificates. Subsequent to their original issuance, no new or additional Warrant Certificates shall be issued except:

(a) upon any transfer, combination, split up or exchange of Warrants pursuant to Section 5 hereof;

(b) in replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 5 hereof;

(c) pursuant to Section 7 hereof, upon the partial exercise of Warrants represented by a Warrant Certificate to evidence the unexercised Warrants represented by such Warrant Certificate; and

(d) pursuant to Sections 13(g) or 21 hereof.

All Warrants evidenced by Warrant Certificates of the same series shall rank part passu with one another regardless of the actual date of issue of the Warrant Certificate of that series.

SECTION 8. Exercise of Warrants; Exercise Price; Expiration Date of Warrants; Call of Warrants.

(a) Each Warrant of the same series may be exercised from and after the Exercise Date for such series and shall expire and no longer be exercisable after the Expiration Date for such series.

(b) The registered holder(s) of Warrants which are then exercisable shall have the right to purchase from the Company, and the Company shall issue and sell to such holder(s), the Warrant Shares issuable upon the exercise of such Warrants upon delivery to, and the receipt of the following by, the Warrant Agent at its Principal Office:

(i)	payment of (A) the aggregate Exercise Price for the total number of Warrants being exercised, plus (B) an amount equal to any applicable transfer tax, in each case in cash or by certified or official bank check or bank draft or money order payable to the order of the Company; and

(ii)	the Warrant Certificate(s) to be exercised evidencing not less than the total number of Warrants being exercised, with the Form of Exercise attached thereto duly completed and signed by the registered holder and accompanied by proof reasonably satisfactory to the Warrant Agent with respect to the identity of the registered holder and with a guarantee of the genuineness of the signature of the registered holder.

(c) Promptly after receipt of the foregoing, the Warrant Agent shall cause the Warrant Shares to be delivered to or upon the order of such registered holder(s) in such form as is required by the terms of the Warrants so exercised and surrendered.

(d) In case the registered holder of any Warrant Certificate shall exercise fewer than all of the Warrants evidenced by the Warrant Certificate(s) surrendered to the Warrant Agent pursuant to the above, a new Warrant Certificate evidencing Warrants equal in amount to the Warrants remaining unexercised shall be issued by the Warrant Agent to the registered holder of such Warrant Certificate or to his duly authorized assignee, subject to the provisions of Section 15 hereof.

(e) The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received through the exercise of Warrants.

SECTION 9. Redemption of Warrants to Purchase Common Stock by the Company.

(a) If the Board adopts a Board Resolution establishing a series of Warrants (i) that are exerciseable for Warrant Shares consisting solely of Common Stock of the Company, (ii) that are exercisable for a number of Warrant Shares constituting not less than one percent (1%) of the number of shares of Common Stock issued and outstanding at the time such Board Resolution is adopted, and (iii) have an Exercise Period greater than five (5) years, the Board may, in its discretion, include in such Board Resolution a provision granting to the Board the right from time to time to call for redemption at ten cents ($0.10) per Warrant all or a part of such series of Warrants upon satisfaction of the following conditions:

(i)	the Market Value per share of the Common Stock of the Company has been 150% or more of the Exercise Price of the Warrant per share of Common Stock for the forty-five (45) consecutive Trading Days ending not later than the seventh calender day prior to the day on which the Company gives written notice of redemption to the Warrant Agent and the Warrantholders pursuant to this Section 8;

(ii)	the Warrant Agent shall have mailed written notice of redemption made by the Company pursuant to this Section 8 to the registered holders of the Warrants at least 30 days prior to the Call Date set forth in such notice; and

(iii)	the Warrant Shares are subject to an effective registration statement under the 1933 Act at the time a notice of redemption is given to the Warrant Agent and to the Warrantholders and at all times thereafter through the Call Date allowing resale of the Warrant Shares on the principal exchange on which the Company’s Common Stock is listed for trading.

(b) Notice of the redemption also shall be given no more than 20 days nor less than 10 days prior to the Call Date in a manner consistent with the publication of the Company’s quarterly earnings by the Company, including posting such notice on the Company’s Web site. The Company shall also provide notification of the redemption by publishing in two regional publications of the Wall Street Journal having circulation in the areas where the registry of the registered holders of the series of Warrants to be redeemed indicates the greatest number of the Warrants to be redeemed are located.

(c) Any notice given pursuant to this Section shall state the Call Date, the Exercise Price of the series of Warrants to be redeemed, the recent market price of the Common Stock and its relation to the Exercise Price, the redemption price payable for Warrants not redeemed and the procedures for the surrender of redeemed Warrants and the payment of the redemption price.

(d) Each Warrant Holder shall continue to have the right to exercise the warrants until the Call Date by satisfying the requirments appplicable to the exercise of a Warrant.

SECTION 10. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, exchange, substitution or registration of transfer shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in cancelled form or, if surrendered to Warrant Agent, shall be cancelled by it. The Company shall deliver to the Warrant Agent for cancellation and retirement, and such Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all cancelled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

SECTION 11. Reservation and Availability of Warrant Shares.

(a) The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, Preferred Stock and Debt Securities for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the full number of the components of the Warrant Shares deliverable upon the exercise of all outstanding Warrants.

(b) Before taking any action which would cause a reduction of the Exercise Price pursuant to Section 13, the Company will take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue (i) Warrant Shares at the Exercise Price as so adjusted, and which (ii) in the case of Warrant Shares constituting Common Stock and Preferred Stock, shall be fully paid and non-assessable.

(c) The Company covenants that all Common Stock and Preferred Stock which may be issued upon exercise of Warrants will, upon the issuance of such Common Stock and Preferred Stock in consideration for the payment of the Exercise Price, be fully paid and non-assessable and free from all taxes, liens, charges and security interests with respect to the issue thereof.

(d) The Warrant Agent is hereby authorized to requisition from time to time from the transfer agent for the Company’s Common Stock and Preferred Stock, and from the Trustee under any indenture under which Debt Securities comprising all or a part of the Warrant Shares may be issued, and any subsequent transfer agent or Trustee of such of the Company’s securities comprising Warrant Shares, certificates or other instruments evidencing the Warrant Shares that are required to honor outstanding Warrants. The Company hereby directs its present and shall direct any future transfer agents and applicable trustees to comply with all such requests. The Company will supply such transfer agents and such trustees with duly executed certificates or instruments for such purpose and will itself provide or otherwise make available any cash which may be payable in respect of fractional Warrants or fractional Warrant Shares.

(e) If any Company Securities comprising Warrant Shares are or become listed on any securities exchange in the United States, the Company shall use its best efforts to cause such Warrant Shares to be listed on each such exchange upon official notice of issuance and to keep such listing effective until all Warrants exercisable for such Company Securities have been exercised.

(f) The Company shall pay when due any and all U.S. federal and state transfer taxes and charges which may be payable in respect of the initial issuance of the Warrant Certificates or of any Warrant Shares upon the exercise of Warrants. The Company shall not, however, be required to pay any tax which may be imposed in respect of any transfer or delivery of Warrant Certificates in a name or to a person other than the registered holder of the Warrant Certificates surrendered for such transfer or delivery or may be imposed in respect of any issuance, transfer or delivery of any certificates or instruments for Warrant Shares to be registered in a name other than that of the registered holder of the Warrant Certificate surrendered for exercise or for delivery of any certificates for Warrant Shares upon the exercise of any Warrants until any such tax shall have been paid (any such tax being payable by the holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s satisfaction that no such tax is due.

SECTION 12. Warrant Share Record Date. Each person in whose name any certificate or instrument for Warrant Shares is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented thereby. Such certificate for the Warrant Shares shall be dated the date upon which the Warrant Certificate evidencing such Warrants, together with reasonable proof of the identity of the registered holder and the genuineness and effectiveness of any signature on any surrendered Warrant Certificate and payment of the Exercise Price (and any applicable transfer taxes) was duly received by a Warrant Agent. Prior to the exercise of the Warrants evidenced thereby, the holder of a Warrant Certificate shall not be entitled to any rights of a holder of Warrant Shares, nor shall such holder have any rights under the Indenture in respect of any Debt Securities included in the Warrant Shares, including, without limitation, the right to vote, consent, receive dividends or interest or other distributions, except as set forth herein, or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

SECTION 13. Adjustment of Securities Issuable, Exercise Price and Number of Warrants.

(a) The Exercise Price per Warrant Share purchasable upon the exercise of each series of Affected Warrants and the number of Warrant Shares purchasable upon the exercise of each Affected Warrant (the “Warrant Rate”) shall be subject to adjustment from time to time as hereinafter provided. Upon each adjustment of the Warrant Rate, the registered owner of each Affected Warrant then outstanding shall thereafter be entitled, upon surrender of the Warrant Certificate evidencing the Affected Warrant for exercise on or before the Expiration Date or the Call Date, as the case may be, applicable to such Affected Warrant, and payment of the adjusted Exercise Price in respect thereof, to receive the number or amount of Warrant Shares and other property, if any, at the Warrant Rate as so adjusted.

(b) In the event the Company shall (i) pay a dividend in Company Securities, subdivide the outstanding Company Securities, (iii) combine the outstanding Company Securities into a smaller number or lesser amount, (iv) reclassify Company Securities, (v) issue Company Securities or rights to purchase Company Securities, in each case at a price that is less than the current market price (as determined in subsection 13(c) below at the record date mentioned below), (vi) distribute to all holders of its capital evidences of its indebtedness or any of its assets (excluding cash dividends or cash distributions) or rights to subscribe thereto, then,in the case of clauses (i) through (v) above, the Warrant Rate in effect immediately prior thereto shall be appropriately adjusted so that the holder of any Affected Warrant thereafter surrendered for exercise shall be entitled to receive the number of Warrant Shares at the Warrant Rate as so adjusted and, in the case of clause (vI) above, the holder of any affected Warrant thereafter surrendered for exercise shall be entitled to receive the Warrant Shares issuable upon the exercise of the Affected Warrant at the Warrant Rate then in effect, plus that amount of indebtedness, assets or rights that such holder would have received had such holder exercised the Affected Warrant on the day prior the the record date set for persons entitled to receive such indebtedness, assets or rights. An adjustment made pursuant to this subsection 13(b) shall become effective as of the record date or the effective date of any such event.

(c) For the purpose of any computation of the current market price per trading unit of any Company Securities at any date shall be,

(i)	if such Company Security is listed for trading on any national securities exchange, the average of the daily closing bid and closing asked prices for the 20 consecutive trading days ending five (5) business days before the day in question, or

(ii)	if the Company Security is not listed or admitted for trading on any national securities exchange, then the current market price shall be as determined in good faith by the Board of Directors of the Company.

(d) No adjustment in the Warrant Rate shall be required unless such adjustment would require an increase or decrease of at least 1% therein; provided that, any adjustments which by reason of this Section 13(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations of the Warrant Rate under this Section 13 shall be made to the nearest one-hundredth of a share or to the nearest one dollar of principal amount.

(e) Whenever there is an adjustment in the Warrant Rate as herein provided, the Exercise Price payable upon exercise of each Affected Warrant shall also be adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment of the Warrant Rate by a fraction of which the numerator shall be the number of shares or principal amount of Company Securities purchasable upon the exercise of one Warrant of the series that included an Affected Warrant immediately prior to such adjustment of the Warrant Rate, and of which the denominator shall be the number of shares or principal amount so purchasable under one Affected Warrant immediately thereafter; provided that if, as a result of any adjustments made pursuant hereto, the holder of each Affected Warrant shall become entitled to receive shares of two or more series or classes of capital stock of the Company or evidences of indebtedness of two or more series of Debt, the Board of Directors of the Company (whose determination shall be conclusive and shall be described in a statement filed with the Warrant Agent) shall allocate the Exercise Price in effect immediately prior to such adjustment between or among such classes or series and the Exercise Price in respect of series or class shall thereafter be the price as so allocated.

(f) In the event of any consolidation of the Company with or merger of the Company with or into another entity, or in the event of any sale or conveyance to another entity of all or substantially all of the property of the Company, the Company, or such successor purchasing person, as the case may be, shall execute and deliver to the Warrant Agent an agreement, in form satisfactory to the Warrant Agent, providing that the holder of each Warrant then outstanding, upon surrender for exercise thereof, shall have the right thereafter, in accordance with the terms hereof, to receive the kind and amount, if any, of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of which would have been received by him upon surrender for exercise of such Warrants immediately prior to such consolidation, merger, sale or conveyance. Such agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 13. The Company shall not effect any such sale wherein the property to be distributed to the holders of Common Stock consists principally of securities, or any such consolidation or merger, unless prior to the consummation thereof adequate provision is made for the assumption by the successor entity (if other than the Company) resulting from such consolidation or merger or the entity purchasing such assets, of the obligation to deliver to such holders such shares of stock, securities or assets as such holder may be entitled to acquire in accordance with the foregoing provisions. The provisions of this Section 13(h) shall similarly apply to successive consolidations, mergers, sales and conveyances.

Notice of the execution of such agreement shall be given by the Company to the registered holders of Warrants within ten (10) days after the execution of such agreement at his last address appearing on the register of the Company. Failure to give any such notice, or any defect therein, shall not affect the validity of any such consolidation, merger, sale, or conveyance.

(g) Whenever any adjustment is made in the Warrant Rate and the Exercise Price as herein provided, the Company shall promptly file with the Warrant Agent an independent accountant’s certificate setting forth the effective date of such adjustment, the effect of such adjustment and a brief statement of the facts requiring such adjustment. Such certificate shall be conclusive evidence of the correctness of such adjustment and the Warrant Agent (if other than the Company) shall be under no duty or responsibility with respect to any such certificate except to exhibit the same from time to time to any registered holder of an Affected Warrant desiring an inspection thereof. The Company shall promptly mail or cause to be mailed notice of each such adjustment to each registered holder of an Affected Warrant at his last address appearing on the register of the Company.

(h) In the event at any time:

(i)	the Company shall pay any dividend payable in Company Securities upon its Company Securities or make any distribution (other than regular cash dividends or interest paid at an established annual rate) to the holders of its Company Securities;

(ii)	the Company shall offer for subscription pro rata to the holders of its Company Securities any shares of any class or series of its capital stock or other rights; or

(iii)	there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or sale of all or substantially all of its assets to another corporation;

then in any one or more of said events, the Company shall give notice to each registered holder of a Warrant Certificate of the date on which (A) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (B) such reorganization, reclassification, consolidation, merger or sale shall become effective, as the case may be. Such notice shall also specify the date as of which the holders of Company Securities of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Company Securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger or sale, as the case may be. Such notice shall be mailed to each registered holder of a Warrant Certificate at least 45 days prior to the action in question and not less than 45 days prior to any record date or the date on which the Company’s transfer books are closed in respect thereto; provided, however, that failure to give such notice shall not affect the validity of any such action.

SECTION 14. Obtaining of Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and should make all securities acts filings under United States federal and state laws which may be or become requisite in connection with the issuance, sale, transfer and delivery of the Warrant Certificates, the exercise of the Warrants and the issuance, sale, transfer and delivery of the Warrant Shares issued upon exercise of the Warrants.

SECTION 15. Fractional Warrants and Fractional Shares.

(a) The Company shall not be required to issue fractions of Warrants on any distribution of Warrants to holders of Warrant Certificates pursuant to Section 13 or to distribute Warrant Certificates which evidence fractional Warrants. In lieu of such fractional Warrants, there shall be paid to the registered holders of Warrant Certificates with regard to which such fractional Warrants would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Warrant. For purposes of this Section 15(a), the current market value of a Warrant shall be (i) if such Warrant is listed for trading on a national securities exchange, the closing price of the Warrant for the trading day immediately prior to the date on which a fractional Warrant would have been otherwise issuable, and (ii) if such Warrant is not listed for trading on a national securities exchange, as determined by the Board of Directors.

(b) If the number of Warrant Shares purchasable upon the exercise of each Affected Warrant is adjusted pursuant to Section 13, the Company shall nonetheless not be required to issue certificates evidencing Warrant Shares in fractions of authorized denominations upon exercise of the Affected Warrants. In lieu of certificates for fractional Warrant Shares, there shall be paid to the registered holders of Warrant Certificates evidencing Affected Warrants at the time such Warrants are exercised as herein provided an amount in cash equal to the same fraction of the current market value of the fraction of the Warrant Share. For purposes of this Section 15(b), the current market value shall be determined as provided in Section 15(a).

SECTION 16. Rights of Action. All rights of action in respect of this Agreement are vested in the respective registered holders of the Warrant Certificates; and any registered holder of any Warrant Certificate, without the consent of the Warrant Agent or of the holder of any other Warrant Certificate, may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of his right to exercise the Warrants evidenced by such Warrant Certificate in the manner provided in such Warrant Certificate and in this Agreement.

SECTION 17. Agreement of Warrant Certificate Holders. Every holder of a Warrant Certificate by accepting the same consents and agrees with the Company and the Warrant Agent and with every other holder of a Warrant Certificate that:

(a) transfer of the Warrant Certificates shall be registered on the registry books of the Warrant Agent only if surrendered at the Principal Office of the Warrant Agent set forth beneath the signature of the Warrant Agent on the signature page to this Agreement, duly endorsed or accompanied by a proper instrument of transfer; and

(b) prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company or the Warrant Agent) for all purposes whatsoever, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 18. The Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe such Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken in accordance with the opinion or the advice of such counsel, provided such Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

(d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificates, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent reasonable compensation for the services rendered by such Warrant Agent in the execution of this Agreement, to reimburse such Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by such Warrant Agent in the execution of this Agreement, and to indemnify such Warrant Agent and hold it harmless against any and all liabilities, including judgments, expenses and counsel fees, for anything done or omitted by such Warrant Agent in connection with this Agreement except as a result of the Warrant Agent’s negligence or bad faith.

(f) Except as otherwise provided by law, the Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to or otherwise act as fully and freely as though it were not a Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(g) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof and of the Warrant Certificate. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own negligence or bad faith.

(h) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, President or any Vice President, or the Secretary, Treasurer, Assistant Secretary or Assistant Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

SECTION 19. Change of Warrant Agents. The Warrant Agent may resign and be discharged from its duties under this Agreement by giving to the Company notice in writing, and by giving notice in writing by first class mail, postage prepaid, to each registered holder of a Warrant Certificate at his address appearing in the registry books of the Warrant Agent, specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified. The Company may remove the Warrant Agent or any successor warrant agent upon 30 days’ notice in writing, mailed to such Warrant Agent and any successor warrant agent and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of Warrant Certificates at their addresses appearing in such registry books. If any Warrant Agent shall resign or shall otherwise become incapable of acting, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a successor to such Warrant Agent. Pending appointment of a successor to a Warrant Agent, either by the Company or by such a court, the duties of such Warrant Agent shall be carried out by the Company. Any warrant agent that is to be the successor of the Warrant Agent or any of its successors, whether appointed by the Company or by such a court, shall be a registered transfer agent, bank or trust company in good standing, incorporated under the laws of any State or of the United States of America, and having its principal office in the United States, and if a bank or trust company, having at the time of its appointment as warrant agent a combined capital and surplus of at least $25,000,000. After appointment, any successor warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent shall deliver and transfer to the successor warrant agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor warrant agent, as the case may be. The Company may at any time no earlier than one month after the Expiration Date terminate the appointment of the Warrant Agent.

SECTION 20. Maintenance of Office. As long as any of the Warrant Certificates remain unexercised, the Company will maintain an office or agency within the United States, where the Warrant Certificates may be presented for registration, transfer, exchange or exercise pursuant to the terms of this Agreement, and where notices and demands to or upon the Company in respect of the Warrants, Warrant Certificates or this Agreement may be served. The Principal Office of the Warrant Agent shall be the office or agency for such purposes.

SECTION 21. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

SECTION 22. Expiration of Warrants. To the extent that any Warrant Certificates remain outstanding after the Expiration Date, the unexercised Warrants represented thereby shall be void and of no effect.

SECTION 23. Notices. Notices or demands authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Warrant Agent) as follows:

Matrix Service Company

10701 E. Ute Street

Tulsa, Oklahoma 74116-1517

Attention: Chief Financial Officer

Except as otherwise expressly set forth in this Agreement, any notice or demand authorized by this Agreement to be given or made by the Company, or by the holder of any Warrant Certificate to or on the Warrant Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to the Warrant Agent at its address appearing beneath its signature on the signature page hereto.

Notices or demands authorized by this Agreement to be given by the Company or the Warrant Agent to the holder of any Warrant Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Warrant Agent.

SECTION 24. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates.

SECTION 25. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 26. Benefits of this Agreement. This Agreement is for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of Warrant Certificates, and nothing in this Agreement shall be construed to give to any person or corporation, other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates, any legal or equitable right, remedy or claim under this Agreement.

SECTION 27. New York Law. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York without regard to the conflict of law provisions thereof.

SECTION 28. Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 29. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

MATRIX SERVICE COMPANY

By:
Name:
Title:

[WARRANT AGENT]

By:
Name:
Title:

Address of Principal Office: